EXHIBIT 10.7

ADDENDUM TO BOARD OBSERVER RIGHTS LETTER

TO KIRK KIMERER

BY AND AMONG

SIBANNAC, INC., A NEVADA CORPORATION

The Effective Date of the transaction shall be deemed to be August 31, 2015, for all purposes hereunder.

The state of incorporation of Sibannac, Inc. is amended from Colorado to Nevada.

Date: January 28, 2016

Sibannac, Inc.

By:/s/ Daniel L. Allen

            Name: Daniel L. Allen

            Title:   Chief Executive Officer

As of June 30, 2015

Mr. Kirk Kimerer

1313 E. Osborn Road, Suite 100

Phoenix, Arizona 85014

            Re: Board Observer Rights

Dear Kirk:

This letter will confirm our agreement that in connection with the acquisition of shares of the Common Stock of Sibannac, Inc. (the "Company") by Kirk Kimerer (the "Investor" pursuant to that Asset Acquisition Agreement dated August 19, 2015, by and between the Company and Apollo Media Network, Inc. (the "Agreement"), Investor will be entitled to the following contractual management rights, in addition to any and all other contractual rights Investor may have, and rights to nonpublic financial information, inspection rights, and other rights provided to other investors in the Company:

1. Investor shall be entitled to consult with and advise management of the Company on significant business issues regarding Sibannac's media operations, including management's proposed annual operating plans with respect thereto;

2. Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the Company's media operations and general status of the Company's financial condition and operations; and

3. Investor will not be a member of the Company's Board of Directors; however, the Company shall invite Investor to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall concurrently give Investor copies of all notices, minutes, consents, and other material that it provides to its directors. Investor may participate in discussions of all matters brought to the Board of Directors, but Investor shall not vote on any matters, and the Company's Board of Directors is under no obligation to vote in accordance with Investor's recommendations or input.

The rights described herein shall terminate and be of no further force or effect on the date the Investor no longer holds any shares of capital stock of the Company. The Company acknowledges and agrees that the rights described herein are an important component of Apollo's willingness to enter into the Agreement and to consummate the transactions described therein, and that this letter and the rights described herein may not be terminated or revoked except in accordance with the preceding sentence.

Very truly yours,

Sibannac, Inc.

By: /s/ Dan Allen

Its: CEO

Observer Rights Letter - Final